UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXYLITE MESSAGE

Hello, this is Mike Weil, CEO of New York City REIT, calling because we need your vote now more than ever. Please vote today by pressing 1 now or by using the gold proxy card you received for our annual meeting.

I am also calling to reiterate my earlier warning that you should not be fooled by the claims of an activist investor who is attempting to nominate their own candidate to replace lead independent director Elizabeth Tuppeny. Their candidate is underqualified for our board, with experience that pales in comparison to Ms. Tuppeny’s history on the boards of multiple real estate companies and as an advisor to numerous Fortune 500 companies.

For your own benefit and for the benefit of every other NYC shareholder, I am asking you to vote only the gold proxy card and to ignore any other materials you may receive.

You may also vote your shares by pressing 1 now or at any time by following the instructions and using the control number set forth on your gold proxy card.

Again, I urge you to vote in accordance with the board’s recommendation so that Elizabeth and the rest of the Board can continue to create the value you deserve.

Thank you for your time and your investment in NYC.

PROXYLITE MESSAGE

Hello, this is Mike Weil, CEO of New York City REIT, calling because we need your vote now more than ever. Please vote today by using the gold proxy card you received for our annual meeting.

I am also calling to reiterate my earlier warning that you should not be fooled by the claims of an activist investor who is attempting to nominate their own candidate to replace lead independent director Elizabeth Tuppeny. Their candidate is underqualified for our board, with experience that pales in comparison to Ms. Tuppeny’s history on the boards of multiple real estate companies and as an advisor to numerous Fortune 500 companies.

For your own benefit and for the benefit of every other NYC shareholder, I am asking you to vote only the gold proxy card and to ignore any other materials you may receive.

You may also vote your shares at any time by following the instructions and using the control number set forth on your gold proxy card.

Again, I urge you to vote in accordance with the board’s recommendation so that Elizabeth and the rest of the Board can continue to create the value you deserve.

Thank you for your time and your investment in NYC.